Exhibit 99

Latham Group, Inc. Reports First Quarter 2024 Financial Results

•	First Quarter Results Benefitted from Strong Execution, Cost Savings, and Value Engineering and Productivity Initiatives
•	Fiberglass Pools Continued to Show Relative Strength
•	Company Re-Affirms Full Year 2024 Guidance

First Quarter 2024 Financial Highlights:

•	Net sales of $110.6 million
•	Net loss of $7.9 million
•	Adjusted EBITDA of $12.3 million

LATHAM, N.Y. -- May 7, 2024 -- Latham Group, Inc. (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the first quarter 2024 ended March 30, 2024.

Commenting on the results, Scott Rajeski, President and CEO, said, “Our first quarter results represented a good start to 2024 and reflected the benefits of Latham’s strong execution, cost savings, and lean and value engineering initiatives.

“First quarter sales performance demonstrated our ability to execute effectively on a meaningful influx of orders that occurred late in the quarter and benefitted from our leadership in fiberglass pools, which continued to show relative strength. First quarter adjusted EBITDA outpaced comparable year-ago levels despite lower sales and was considerably above our guidance range for Q1. This outperformance was due primarily to higher-than-anticipated sales together with diligent cost management. It also reflected Latham’s leading service levels, which enable us to quickly and efficiently respond to changes in marketplace demand.

“During the first quarter, Latham advanced in several priority business areas. We continued to drive awareness of fiberglass pools through the launch of several new models. We launched the Enchantment series of plunge pools through our California plant to address demand in the western states for these popular products, which appeal to consumers looking for spacing-saving, lower-cost options ideal for aquatic exercises and rehabilitation. Additionally, we relaunched the Providence and Tuscan series in North America, trendy rectangular pools with a side entry feature. We also continued the successful roll-out of Measure by Latham. This proprietary AI-powered measurement tool for covers and liners has received very positive dealer response and should help to drive future demand for these product lines, which are less reliant on new pool starts.”

First Quarter 2024 Results

Net sales for the first quarter of 2024 were $110.6 million, down $27.1 million or 19.7%, from $137.7 million in the prior year’s first quarter, primarily due to continued difficult economic conditions, lower backlog entering the year, and normalized seasonality.

First Quarter Net Sales by Product Line
(in thousands)

	Quarter Ended
	March 30, 2024	April 1, 2023
In-Ground Swimming Pools	$59,832	$78,612
Covers	26,868	32,745
Liners	23,929	26,362
Total	$110,629	$137,719

The decline in in-ground pool sales was primarily attributable to lower packaged pool demand. Fiberglass pools continued to show relative strength, as did liners, which showed resilience given the natural replacement cycle of this product and seasonal timing.

Gross profit for the first quarter of 2024 was $30.6 million, a decrease of $2.8 million or 8.3%, from $33.4 million in the prior year’s first quarter. Gross margin expanded by 350 basis points to 27.7% from 24.2% in the year-ago quarter due mostly to the Company’s improved cost structure, increased productivity associated with ongoing lean and value engineering efforts and lower material costs.

Selling, general, and administrative expenses (“SG&A”) were $26.3 million, down $6.8 million or 20.6%, from $33.1 million in the first quarter of 2023. The decrease was primarily driven by a $5.1 million decrease in non-cash stock-based compensation, as well as lower headcount and reduced expenses.

Net loss was $7.9 million, or $0.07 per share, compared to a net loss of $14.4 million, or $0.13 per share, for the prior year’s first quarter. Net loss margin was 7.1%, compared to net loss margin of 10.4% for the first quarter of 2023.

Adjusted EBITDA for the first quarter of 2024 was $12.3 million, up $1.3 million or 11.4% from $11.0 million in the prior year’s first quarter. Adjusted EBITDA margin was 11.1%, compared to 8.0% in the prior-year period.

Balance Sheet, Cash Flow, and Liquidity

Latham ended the quarter with cash of $43.8 million after the repayment of $18.8 million of debt in the first quarter. Net cash used in operating activities was $34.5 million for the quarter, representing seasonal working capital requirements in line with the company’s expectations.

Total debt was $282.8 million at the end of the first quarter, and the net debt leverage ratio was 2.7 at the end of the first quarter.

Capital expenditures totaled $5.3 million in the first quarter of 2024, compared to $9.9 million in the first quarter of 2023.

Summary and Outlook

“The first quarter represents a small percentage of our annual seasonal demand, but we are pleased with our positioning and are looking ahead to the continued ramp to peak pool building season in the coming months.

“First quarter results support our guidance expectations for 2024, which are contained in the table below. As we navigate another year of soft pool industry conditions, we will continue to advance the adoption and awareness of both fiberglass pools and automatic safety covers, which remain strong long-term growth drivers for Latham. At the same time, we are focused on implementing value engineering and lean initiatives that reduce structural costs, while maintaining investments in future growth that position the company to rapidly capture share as pool starts increase,” Mr. Rajeski concluded.

FY 2024 Guidance Ranges

	Low	High
Net Sales	$490 million	$520 million
Adjusted EBITDA[1]	$60 million	$70 million
Capital Expenditures	$18 million	$22 million

1)	A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for 2024 is not available due to uncertainty related to our future income tax expense.

Conference Call Details

Latham will hold a conference call to discuss its first quarter 2024 financial results today, May 7, 2024, at 4:30 PM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10188041/fc268d9013. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

An archived webcast will be available approximately two hours after the conclusion of the call, through May 7, 2025, on the Company’s investor relations website under “Events & Presentations”. A transcript of the event will also be available on the Company’s investor relations website approximately three business days after the call.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,800 employees across over 24 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA, Adjusted EBITDA margin and net debt leverage ratio, which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. In addition, our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. We have reconciled our historic non-GAAP financial measures to the applicable most comparable GAAP measures in this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our incentive compensation plans, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss (gain) on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) Odessa fire and other such unusual events and (xi) other items that we do not believe are indicative of our core operating performance.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Net Debt and Net Debt Leverage Ratio

Net Debt and Net Debt Leverage Ratio are non-GAAP financial measures used in monitoring and evaluating our overall liquidity, financial flexibility, and leverage. Other companies may calculate similarly titled non-GAAP measures differently, limiting their usefulness as comparative measures. We define Net Debt as total debt less cash and cash equivalents. We define the Net Debt Leverage Ratio as Net Debt divided by last twelve months (“LTM”) of Adjusted EBITDA. We believe this measure is an important indicator of our ability to service our long-term debt obligations. There are material limitations to using Net Debt Leverage Ratio as we may not always be able to use cash to repay debt on a dollar-for-dollar basis.

Forward-Looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, the implementation of our cost reduction plans and expected benefits, the implementation of our digital transformation and lean manufacturing activities, a potential non-cash impairment charge for goodwill, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: unfavorable economic conditions and related impact on consumer spending; adverse weather conditions impacting our sales, and can lead to significant variability of sales in reporting periods; natural disasters, including resulting from climate change, geopolitical events, war, terrorism, public health issues or other catastrophic events; competitive risks; our ability to attract, develop and retain highly qualified personnel; inflationary impacts, including on consumer demand; our ability to source raw materials and components for manufacturing our products, our ability to collect accounts receivables from our customers; our ability to keep pace with technological developments and standards, such as generative artificial intelligence; the consequences of industry consolidation on our customer base and pricing; interruption of our production capability at our manufacturing facilities from accident, fire, calamity, regulatory action or other causes; product quality issues, warranty claims or safety concerns such as those due to the failure of builders to follow our product installation instructions and specifications; delays in, or systems disruptions issues caused by the implementation of our enterprise resource planning system; cyber-security breaches and data leaks, and our dependence on information technology systems; compliance with government regulations; our ability to transportation services; the protection of our intellectual property and defense of third-party infringement claims; international business risks; and our ability to secure financing and our substantial indebtedness; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file or furnish with the SEC. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time that may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Contact:
Lynn Morgen
Casey Kotary
ADVISIRY Partners
latham@advisiry.com
212-750-5800

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Quarter Ended
	March 30, 2024	April 1, 2023
Net sales	$110,629	$137,719
Cost of sales	80,040	104,349
Gross profit	30,589	33,370
Selling, general, and administrative expense	26,250	33,057
Amortization	6,412	6,632
Loss from operations	(2,073)	(6,319)
Other expense:
Interest expense, net	4,982	10,804
Other expense, net	1,586	210
Total other expense, net	6,568	11,014
Earnings from equity method investment	1,309	37
Loss before income taxes	(7,332)	(17,296)
Income tax expense (benefit)	532	(2,928)
Net loss	$(7,864)	$(14,368)
Net loss per share attributable to common stockholders:
Basic	$(0.07)	$(0.13)
Diluted	$(0.07)	$(0.13)
Weighted-average common shares outstanding – basic and diluted:
Basic	115,038,929	112,102,198
Diluted	115,038,929	112,102,198

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	March 30,	December 31,
	2024	2023
Assets
Current assets:
Cash	$43,811	$102,763
Trade receivables, net	73,944	30,407
Inventories, net	95,151	97,137
Income tax receivable	1,411	983
Prepaid expenses and other current assets	6,996	7,327
Total current assets	221,313	238,617
Property and equipment, net	112,795	113,014
Equity method investment	26,341	25,940
Deferred tax assets	7,310	7,485
Operating lease right-of-use assets	28,696	30,788
Goodwill	130,987	131,363
Intangible assets, net	275,876	282,793
Other assets	5,294	5,003
Total assets	$808,612	$835,003
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,022	$17,124
Accounts payable – related party	—	8
Current maturities of long-term debt	3,250	21,250
Current operating lease liabilities	6,823	7,133
Accrued expenses and other current liabilities	35,781	40,691
Total current liabilities	70,876	86,206
Long-term debt, net of discount, debt issuance costs, and current portion	279,531	279,951
Deferred income tax liabilities, net	40,088	40,088
Non-current operating lease liabilities	22,963	24,787
Other long-term liabilities	3,386	4,771
Total liabilities	$416,844	$435,803
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both March 30, 2024 and December 31, 2023; no shares issued and outstanding as of both March 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of March 30, 2024 and December 31, 2023; 115,389,689 and 114,871,782 shares issued and outstanding, as of March 30, 2024 and December 31, 2023, respectively	11	11
Additional paid-in capital	460,927	459,684
Accumulated deficit	(64,820)	(56,956)
Accumulated other comprehensive loss	(4,350)	(3,539)
Total stockholders’ equity	391,768	399,200
Total liabilities and stockholders’ equity	$808,612	$835,003

Latham Group, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Quarter Ended
	March 30,	April 1,
	2024	2023
Cash flows from operating activities:
Net loss	$(7,864)	$(14,368)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,374	9,258
Amortization of deferred financing costs and debt discount	430	430
Non-cash lease expense	1,780	1,877
Change in fair value of interest rate swaps	(1,804)	4,866
Stock-based compensation expense	1,243	6,769
Bad debt expense	1,299	1,700
Other non-cash, net	1,757	860
Earnings from equity method investment	(1,309)	(37)
Distributions received from equity method investment	908	—
Changes in operating assets and liabilities:
Trade receivables	(44,895)	(55,286)
Inventories	1,648	15,615
Prepaid expenses and other current assets	467	(593)
Income tax receivable	(428)	(2,816)
Other assets	(146)	(1,225)
Accounts payable	8,179	20,947
Accrued expenses and other current liabilities	(5,987)	(3,190)
Other long-term liabilities	(164)	717
Net cash used in operating activities	(34,512)	(14,476)
Cash flows from investing activities:
Purchases of property and equipment	(5,345)	(9,942)
Net cash used in investing activities	(5,345)	(9,942)
Cash flows from financing activities:
Payments on long-term debt borrowings	(18,813)	(813)
Proceeds from borrowings on revolving credit facilities	—	48,000
Repayments of finance lease obligations	(189)	(101)
Net cash (used in) provided by financing activities	(19,002)	47,086
Effect of exchange rate changes on cash	(93)	(278)
Net (decrease) increase in cash	(58,952)	22,390
Cash at beginning of period	102,763	32,626
Cash at end of period	$43,811	$55,016
Supplemental cash flow information:
Cash paid for interest	$9,513	$5,123
Income taxes paid, net	39	637
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$426	$5,849
Capitalized internal-use software included in accounts payable – related party	—	359
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	198	1,625

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

	Quarter Ended
	March 30, 2024	April 1, 2023
Net loss	$(7,864)	$(14,368)
Depreciation and amortization	10,375	9,258
Interest expense, net	4,982	10,804
Income tax expense (benefit)	532	(2,928)
Loss on sale and disposal of property and equipment	12	8
Restructuring charges(a)	318	519
Stock-based compensation expense(b)	1,243	6,769
Unrealized losses on foreign currency transactions(c)	1,584	730
Strategic initiative costs(d)	1,123	1,067
Acquisition and integration related costs(e)	—	11
Odessa fire(f)	—	(864)
Other(g)	(12)	27
Adjusted EBITDA	$12,293	$11,033
Net sales	$110,629	$137,719
Net loss margin	(7.1)%	(10.4)%
Adjusted EBITDA margin	11.1%	8.0%

(a)	Represents costs related to a cost reduction plan that includes severance and other costs for our executive management changes and additional costs related to our cost reduction plans, which include further actions to reduce our manufacturing overhead by reducing headcount in addition to facility shutdowns.

(b)	Represents non-cash stock-based compensation expense.

(c)	Represents unrealized foreign currency transaction losses associated with our international subsidiaries.

(d)	Represents fees paid to external consultants and other expenses for our strategic initiatives.

(e)	Represents acquisition and integration costs, as well as other costs related to potential transactions.

(f)	Represents costs incurred and insurance recoveries related to a production facility fire in Odessa, Texas.

(g)	Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters and (ii) other items.

Latham Group, Inc.

Net Debt Leverage Ratio

(Non-GAAP Reconciliation)

(in thousands)

	March 30, 2024
Total Debt	$282,781
Cash	(43,811)
Net Debt	238,970
LTM Adjusted EBITDA(a)	89,285
Net Debt Leverage Ratio	2.7	x

(a)	LTM Adjusted EBITDA is the sum of the Company’s Adjusted EBITDA for the four quarters ended March 30, 2024. See above for the reconciliation of Adjusted EBITDA to net loss.